Exhibit 5.1

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+1 212 450 4000 davispolk.com	Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017

OPINION OF DAVIS POLK & WARDWELL LLP

August 2, 2021

LendingTree, Inc.

1450 Vantage Park Dr., Suite 700

Charlotte, NC 28203

Ladies and Gentlemen:

LendingTree, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) 600,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Seventh Amended and Restated LendingTree, Inc. 2008 Stock Plan and (ii) 262,731 shares of Common Stock issuable pursuant to the LendingTree, Inc. Employee Stock Purchase Plan, as amended by that First Amendment to LendingTree, Inc. Employee Stock Purchase Plan (collectively, the “Plans”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

On the basis of the foregoing, we are of the opinion that the shares of Common Stock issuable pursuant to the Plans and registered under the Registration Statement have been duly authorized and, when and to the extent issued pursuant to the applicable Plan upon receipt by the Company of the consideration for the shares of Common Stock specified therein, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP